                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /


Check the appropriate box:
/ / Preliminary Proxy Statement               / / Confidential, for Use of the Commission
/X/ Definitive Proxy Statement                    Only (as permitted by Rule 14a-6(e)(2))
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                HENRY SCHEIN INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

--------------------------------------------------------------------------------
     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

--------------------------------------------------------------------------------
     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

                         [LOGO HENRY SCHEIN(REGISTERED)]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2000
                           --------------------------

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Henry Schein, Inc. (the "Company"), to be held at 4 p.m., on Wednesday, May 31, 2000 at the Huntington Hilton, 598 Broadhollow Road, Melville, NY.

The Annual Meeting will be held for the following purposes:

         1. To elect 11 directors of the Company for terms expiring in 2001.

         2. To ratify the selection of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 30, 2000.

         3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only stockholders of record at the close of business on April 12, 2000 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

Whether or not you expect to attend the meeting in person, please complete, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States.



                                           STANLEY M. BERGMAN
                                           Chairman, Chief Executive Officer
                                           and President

Melville, New York
April 26, 2000

                               HENRY SCHEIN, INC.
                                 135 DURYEA ROAD
                            MELVILLE, NEW YORK 11747

                                 PROXY STATEMENT

The Board of Directors of Henry Schein, Inc. (the "Company") has fixed the close of business on April 12, 2000 as the record date for determining the holders of the Company's common stock, par value $.01 per share (the "Common Stock"), entitled to notice of and to vote at the 2000 Annual Meeting of Stockholders (the "Annual Meeting"). As of that date, 40,777,880 shares of Common Stock were outstanding, each entitled to one vote. The Notice of Annual Meeting, this Proxy Statement and the form of proxy are first being mailed to stockholders of record of the Company on or about May 1, 2000. A copy of the Company's 1999 Annual Report to Stockholders is being mailed with this Proxy Statement but is not incorporated herein by reference.

At the Annual Meeting, abstentions will be counted as votes cast on proposals presented to stockholders, whereas broker non-votes will not be considered votes cast and the shares represented by broker non-votes with respect to any proposal will be considered present but not eligible to vote on such proposal. Abstentions and broker non-votes will have no effect on the election of directors (Proposal 1), which is by plurality vote, but abstentions will, in effect, be votes against the ratification of the selection of independent public accountants (Proposal 2), as this item requires the affirmative vote of a majority of the shares present and eligible to vote on such matters.

The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or other means by directors or employees of the Company or its subsidiaries without additional compensation. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

The enclosed proxy is solicited by the Board of Directors of the Company. It may be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company, by executing a subsequent proxy and delivering it to the Secretary of the Company, or by attending the meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of the Company's Common Stock as of April 12, 2000 by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table on page 8 of this Proxy Statement and
(iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown as being beneficially owned by such person.


                                                                        Shares
                                                                  Beneficially Owned
                                                                 --------------------
                                                                               Percent
Name and Address (1)                                              Number       of Class
--------------------                                              ------       --------

Stanley M. Bergman (2)........................................... 6,145,779     14.9%
Marvin H. Schein, Individually and as Trustee (3)................ 6,145,779     14.9%
Leslie J. Levine, as Trustee (4)................................. 2,592,454      6.3%
Pamela Schein (5)................................................ 1,617,503      3.9%
Irving Shafran and Judith Shafran, as Trustees (5)............... 1,617,503      3.9%
Marion Bergman, as Trustee (6)...................................   908,069      2.2%
Lawrence O. Sneag, as Trustee (7)................................   893,369      2.2%
Barry J. Alperin (8).............................................     9,167         *
Gerald A. Benjamin (9)...........................................    96,194         *
James P. Breslawski (10).........................................   145,603         *
Leonard A. David (11)............................................    46,183         *
Larry M. Gibson (12).............................................   427,817      1.0%
Pamela Joseph (13)...............................................   340,180         *
Donald J. Kabat (14).............................................     8,167         *
Mark E. Mlotek (15)..............................................    56,912         *
Steven Paladino (16).............................................   108,560         *
General Electric Company (17).................................... 2,762,292      6.7%
T. Rowe Price Associates, Inc. (18).............................. 3,716,600      9.0%
Heartland Advisors, Inc. (19).................................... 2,074,100      5.0%
Directors and Executive Officers as a Group (15 persons) (20).... 6,908,133     16.8%

--------------
* Represents less than 1%

(1) Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

(2) Represents 18,277 shares that Mr. Bergman owns directly and has the power to vote and the power to dispose of in accordance with the HSI Agreement (as defined below), 908,069 shares over which Marion Bergman, Mr. Bergman's wife, has voting and dispositive power, subject to the HSI Agreement, as trustee or co-trustee under certain trusts established by Mr. Bergman for his benefit and/or the benefit of his family members, and 5,219,433 shares held by certain other stockholders that are parties to the HSI Agreement. All of the foregoing shares are required by the HSI Agreement to be voted for certain nominees for election as directors of the Company selected by Mr. Bergman in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(3) Represents 415,132 shares that Mr. Schein owns directly, and has the power to vote and the power to dispose of in accordance with the HSI Agreement, 2,592,454 shares owned by trusts for the benefit of Mr. Schein and members of his family and/or charities of which Mr. Schein and Leslie J. Levine are co-trustees, as to which Mr. Schein shares the power to vote and to dispose of in accordance with the HSI Agreement, and 3,138,193 additional shares held by certain stockholders that are parties to the HSI Agreement. If he so elects, Mr. Schein has the right to nominate certain of the members of the Board of Directors in accordance with the HSI Agreement. All of the 6,145,779 shares of Common Stock that are

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     subject to the HSI Agreement are required to be voted for the nominees for election as directors selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(4) Mr. Levine holds such shares as co-trustee of trusts for the benefit of Marvin H. Schein and members of Mr. Schein's family and/or charities. Mr. Levine shares the power to vote and to dispose of such shares in accordance with the HSI Agreement. All of such shares must be voted for the nominees for election as directors selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(5) Represents shares owned by a revocable trust established by Ms. Schein of which Mr. Shafran and Ms. Shafran are co-trustees. Mr. Shafran and Ms. Shafran, as trustees, have the power to vote and dispose of such shares in accordance with the HSI Agreement. Ms. Schein has the power to vote and dispose of such shares upon her revocation of the trust, subject to the HSI Agreement. All of such shares are required to be voted for the nominees for election as directors selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(6) Ms. Bergman holds such shares as a trustee or co-trustee of trusts established by Stanley M. Bergman for the benefit of Mr. Bergman and/or his family members. Ms. Bergman has the power to vote and to dispose of such shares in accordance with the HSI Agreement. All of such shares must be voted for the nominees for election as directors selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(7) Mr. Sneag holds such shares as a trustee or co-trustee of trusts established by Stanley M. Bergman for the benefit of Mr. Bergman and/or his family members. Mr. Sneag has the power to vote and to dispose of such shares in accordance with the HSI Agreement. All of such shares must be voted for the nominees for election as directors selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(8) Represents 2,000 shares owned directly and options to purchase 7,167 shares that either are exercisable or will become exercisable within 60 days.

(9) Represents 20,660 shares owned directly and options to purchase 75,534 shares that either are exercisable or will become exercisable within 60 days.

(10) Includes 114,602 shares that Mr. Breslawski owns directly and has the power to vote and dispose of in accordance with the HSI Agreement and must be voted for the nominees for election as directors selected in accordance with the HSI Agreement. In addition, Mr. Breslawski owns options to purchase 31,001 shares of Common Stock that either are or will become exercisable within 60 days, which shares will be subject to the HSI Agreement upon issuance. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(11) Represents 5,620 shares owned directly and options to purchase 40,563 shares that either are exercisable or will become exercisable within 60 days.

(12) Represents 374,850 shares owned directly or indirectly and options to purchase 52,967 shares that either are exercisable or will become exercisable within 60 days.

(13) Ms. Joseph has the power to vote and dispose of such shares in accordance with the HSI Agreement. All of such shares are required to be voted for the nominees for election as directors selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(14) Represents 1,000 shares owned directly and options to purchase 7,167 shares that either are exercisable or will become exercisable within 60 days.

(15) Represents 1,612 shares owned directly, options to purchase 55,300 shares that either are exercisable or will become exercisable within 60 days.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(16) Includes 21,360 shares that Mr. Paladino has the power to vote and dispose of in accordance with the HSI Agreement and must be voted for the nominees for election as directors selected in accordance with the HSI Agreement. In addition, Mr. Paladino owns options to purchase 87,200 shares that either are exercisable or will become exercisable within 60 days, which shares will be subject to the HSI Agreement upon issuance. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(17) The principal address of General Electric Corporation is 3003 Summer Street, Stamford, CT 06904. The information regarding the stock holdings of General Electric Corporation and its affiliates is based on a Schedule 13G filed by General Electric Company with the Securities and Exchange Commission on February 14, 2000, on behalf of itself and its wholly owned subsidiaries General Electric Investment Corporation ("GEIC"), GE Asset Management Corporation ("GEAM"), and the Trustees of the General Electric Pension Trust ("GEPT"). GEIC is a registered investment adviser and acts as an Investment Manager of GEPT, and an investment advisor to other entities and accounts, and may be deemed to be the beneficial owner of 1,909664 of the shares shown in the table. GEAM is a registered investment advisor and acts as and Investment Advisor to certain entities and accounts, and may be deemed to be a beneficial owner of 852,628 of the shares shown in the table. GEIC, GEAM and GEPT each expressly disclaim that they are members of a "group". According to the Schedule 13G, General Electric Corporation disclaims ownership of all these shares.

(18) The principal office of T. Rowe Price Associates, Inc. ("Price Associates") is 100 E. Pratt Street, Baltimore, MD 21202. The information regarding the stock holdings of Price Associates and its affiliates is based on a
     Schedule 13G filed by Price Associates with the Securities and Exchange Commission on February 14, 2000. These securities are owned by various individuals and investors which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote securities. For the purposes of the reporting requirements of the Securities Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(19) The principal office of Heartland Advisors, Inc. ("Heartland Advisors") is 789 North Water Street, Milwaukee, WI 53202. The information regarding the stock holdings of Heartland Advisors and its affiliates is based on a
     Schedule 13G filed by Heartland Advisors with the Securities and Exchange Commission on January 20, 2000. These securities are owned by various individuals and investors which Heartland Advisors serves as an investment advisor with power to direct investments and/or sole power to vote securities. For the purposes of the reporting requirements of the Securities Act of 1934, Heartland Advisors is deemed to be the beneficial owner of such securities.

(20) Includes (a) all shares described in the preceding notes (2) through (16), and (b) 11,240 shares, and options to purchase 106,674 shares, that either are exercisable or will become exercisable within 60 days, held by other executive officers.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

Eleven directors are to be elected at the Annual Meeting to serve until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors has approved the persons named below as nominees and the enclosed proxy, if executed and returned, will be voted for the election of all of such persons except to the extent the proxy is specifically marked to withhold such authorities with respect to one or more of such persons as provided therein. Each of the nominees currently serves as a director and was elected by the stockholders at the 1999 Annual Meeting. All of the nominees have consented to be named and, if elected, to serve. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Directors will be elected by plurality vote. Set forth below is certain information concerning the nominees:

Name                                                      Age                       Position
----                                                      ---                       --------
Stanley M. Bergman......................................  50     Chairman, Chief Executive Officer, President
                                                                   and Director

James P. Breslawski.....................................  46     Executive Vice President, President of
                                                                   Sullivan-Schein Dental and Director

Gerald A. Benjamin......................................  47     Executive Vice President--Administration
                                                                   and Director

Steven Paladino.........................................  43     Executive Vice President, Chief Financial
                                                                   Officer and Director

Leonard A. David........................................  51     Vice President--Human Resources, Special Counsel
                                                                   and Director

Mark E. Mlotek..........................................  44     Senior Vice President -- Business Development Group

Barry J. Alperin........................................  59     Director

Pamela Joseph...........................................  57     Director

Donald J. Kabat.........................................  64     Director

Marvin H. Schein........................................  58     Director

Irving Shafran..........................................  56     Director

STANLEY M. BERGMAN has been Chairman, Chief Executive Officer, and President since 1989 and a director of the Company since 1982. Mr. Bergman held the position of Executive Vice President of the Company and Schein Pharmaceutical, Inc. from 1985 to 1989 and Vice President of Finance and Administration of the Company from 1980 to 1985. Mr. Bergman is a certified public accountant.

JAMES P. BRESLAWSKI has been an Executive Vice President of the Company since 1990, with primary responsibility for the US Dental Group and a director of the Company since 1990. Between 1980 and 1990, Mr. Breslawski held various positions with the Company, including Chief Financial Officer, Vice President of Finance and Administration and Controller. Mr. Breslawski is a certified public accountant.

GERALD A. BENJAMIN has been Executive Vice President and Chief Administrative Officer since February, 2000. Prior to holding his current position, Mr. Benjamin was Senior Vice President of Administration and Customer Satisfaction since January, 1993, and has been a director of the Company since September 1994. Mr. Benjamin was Vice President of Distribution Operations from 1990 to December 1992, and Director of Materials Management from 1988 to 1990. Before joining the Company in 1988, Mr. Benjamin was employed for 13 years in various management positions at Estee Lauder, where his last position was Director of Materials Planning and Control.

STEVEN PALADINO became an Executive Vice President in February 2000, has been Chief Financial Officer of the Company since April 1993, and has served as a director since December 1992. From April 1993 until February, 2000, Mr. Paladino was a Senior Vice President of the Company. From 1990 to April 1993, Mr. Paladino served as Vice President and Treasurer and from 1987 to 1990 served as Corporate Controller of the Company. Before joining the Company in 1987, Mr. Paladino was employed as a public accountant for seven years and most recently was with the international accounting firm of BDO Seidman, LLP. Mr. Paladino is a certified public accountant.

LEONARD A. DAVID has been Vice President of Human Resources and Special Counsel since January 1995. Mr. David held the office of Vice President, General Counsel and Secretary from 1990 to January 1995, and practiced corporate and business law for eight years prior to joining the Company in 1990. Mr. David has been a director of the Company since September 1994.

MARK E. MLOTEK became Senior Vice President of the Company's Business Development Group in February, 2000. He joined the Company in December 1994 as Vice President, General Counsel and Secretary and became a director of the Company in September 1995. Prior to joining the Company, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, specializing in mergers and acquisitions, corporate reorganizations and tax law from 1989.

BARRY J. ALPERIN has been a director of the Company since May 1996. Mr. Alperin has been a private consultant since August 1995. Mr. Alperin served as Vice Chairman of Hasbro, Inc. from 1990 through July 1995. Mr. Alperin served as Co-Chief Operating Officer of Hasbro, Inc. from 1989 through 1990 and as its Senior Vice President and Executive Vice President from 1985 through 1989. Mr. Alperin currently serves as a director for Seaman Furniture Company, Inc., a furniture retailing company, and K'nex Industries, Inc., a wholesale toy company.

PAMELA JOSEPH has been a director of the Company since September 1994. For the past five years, Ms. Joseph has been a self-employed artist and is President of Anderson Ranch Arts Center. Ms. Joseph is also a trustee of Alfred University.

DONALD J. KABAT has been a director of the Company since May 1996. Mr. Kabat is President of D.K. Consulting Services, Inc. and served as Chief Financial Officer of Central Park Skaters, Inc. from September 1992 to September 1995. From 1970 to 1992, Mr. Kabat was a partner in Andersen Consulting, an affiliate of Arthur Andersen, LLP.

MARVIN H. SCHEIN has been a director of the Company since September 1994 and has provided consulting services to the Company since 1982. Mr. Schein founded Schein Dental Equipment Corp., a subsidiary of the Company. Prior to founding Schein Dental Equipment Corp., Mr. Schein held various management and executive positions with the Company.

IRVING SHAFRAN has been a director of the Company since September 1994. Mr. Shafran has been an attorney in private practice for the past 25 years. From 1991 through December 1995, Mr. Shafran was a partner in the law firm of Anderson Kill Olick and Oshinsky, PC.

Certain Voting Arrangements

The Amended and Restated HSI Agreement dated as of February 16, 1994, as amended (the "HSI Agreement"), among certain stockholders of the Company, which was entered into in connection with the Company's reorganization, provides that until the earliest of (i) January 1, 2004, (ii) the first date on which Marvin
H. Schein and his family group no longer beneficially own at least 25% of the outstanding Common Stock that they owned immediately after the reorganization, or (iii) the date on which certain changes in the Company's management occur, Stanley M. Bergman has the right to designate the nominees for election to the Board of Directors; provided, however, that if Marvin H. Schein does not approve such nominees, Mr. Bergman and Mr. Schein will each select that number of nominees (of which one must be an Independent Nominee, as defined in the HSI Agreement), equal to one-half of the entire Board, rounded down to the nearest whole number, and the remaining nominee (if there is an odd number of directors) will be elected by the two Independent Nominees. The parties to the HSI Agreement, who have the right to vote approximately 14.9% of outstanding shares of Common Stock eligible to vote at the 2000 Annual Meeting, are required to vote for all such nominees. If any director previously nominated pursuant to the HSI Agreement ceases to hold office, the individual who nominated such director shall have the right to nominate his or her successor.

Board Meetings and Committees

During the fiscal year ended December 25, 1999 ("fiscal 1999"), the Board of Directors held six meetings.

The Company has an Executive Committee, which currently consists of Messrs. Bergman, Benjamin, Breslawski, Paladino and Schein. The Executive Committee may exercise all of the powers and authority of the Board of Directors, except that it does not have the power or authority to adopt, approve or recommend to stockholders any action or matter that is required by Delaware law to be submitted to the stockholders for approval, or to adopt, amend or repeal any bylaw of the Company. The Executive Committee did not meet in fiscal 1999.

The Board of Directors has an Audit Committee, which currently consists of Messrs. Alperin and Kabat. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company's independent public accountants. The Audit Committee also reviews the Company's consolidated financial statements and the adequacy of the Company's internal controls. The Audit Committee meets with the independent public accountants to discuss the results of their audit of the Company, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee held three meetings in fiscal 1999.

The Board of Directors has a Compensation Committee, which currently consists of Messrs. Alperin and Kabat. The Compensation Committee makes recommendations regarding the compensation and benefit policies and procedures of the Company. The Compensation Committee held five meetings during fiscal 1999.

The Board of Directors has a Stock Option Committee, which currently consists of Messrs. Alperin and Kabat. The Stock Option Committee determines grants under the Company's 1994 Stock Option Plan. The Stock Option Committee held five meetings during fiscal 1999.

Each director attended more than 75% of the aggregate number of meetings held in 1999 by the Board of Directors and the Board Committees of which he or she was a member.

Compensation of Directors

In fiscal 1999, Messrs. Alperin and Kabat each received a $25,000 annual retainer and an additional $1,100 for each Board meeting, and $550 for each Committee meeting attended (or $800 if such Committee meeting was held on a day other than a day on which a Board meeting was held), and were each granted options to purchase 6,500 shares of the Company's Common Stock at a weighted average price of $14.05 per share.

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

The following table sets forth information concerning annual and long-term compensation for the fiscal years ended December 25, 1999, December 26, 1998 and December 27, 1997 of the Company's Chief Executive Officer, the other four most highly paid executive officers (based on salary and bonus for fiscal 1999) serving as of December 25, 1999, and Bruce J. Haber, who was an executive officer of the Company until his resignation on September 9, 1999 (collectively, the "Named Executive Officers").


                                         Annual Compensation                      Long-Term Compensation
                                         -------------------                      ----------------------
                                                            Other Annual     Restricted      Stock     LTIP        Other
Name and Principal                    Salary      Bonus     Compensation    Stock Awards   Options    Payouts  Compensation
Position                     Year       ($)       ($)         ($)              ($)            (#)      ($)         ($)(2)
---------------------------  ----       ---       ---         ---              ---            ---      ---         ------
Stanley M. Bergman........   1999     559,050     87,048     19,300            --             --       --          39,661
  Chairman, Chief Executive  1998     544,050    313,000     19,300            --             --       --          38,678
  Officer and President      1997     519,050    358,230     19,343            --             --       --          37,057

James P. Breslawski.......   1999     324,500     45,000     15,000            --           28,500     --          20,078
  Executive Vice President   1998     312,500     65,000     15,000            --           17,500     --          21,151
  and President of           1997     296,400     87,500     14,400            --           15,000     --          21,156
  Sullivan-Schein Dental

Larry M. Gibson...........   1999     225,000    180,000      3,529            --           26,000     --              --
  President--                1998     215,000    172,000      3,529            --           10,500     --              --
  Practice Management        1997(1)  170,322     75,000      2,553            --             --       --              --
  Technologies Group

Steven Paladino...........   1999     263,000     75,000     15,000            --           46,500     --          18,781
  Executive Vice President   1998     250,000     92,500     15,000            --           16,500     --          17,977
  and Chief Financial        1997     233,200     80,000     14,400            --           14,000     --          16,732
  Officer

Mark E. Mlotek               1999     263,000     65,500     15,000            --           30,500     --          18,781
  Senior Vice President-     1998     252,500     77,500     15,000            --           12,000     --          15,780
  Business Development Group 1997     237,500     65,000     14,400            --           10,000     --          16,732

Bruce J. Haber               1999     299,077    137,534      5,000            --            9,400     --          22,595
  Former Executive Vice      1998     416,000    200,000      7,000            --            7,400     --          27,137
  President and Former
  President of               1997(3)  167,671     65,000        666            --             --       --             214
  Medical Group

----------
 (1) Represents compensation received by Mr. Gibson after he became an executive officer in February 1997 in connection with the Company's acquisition of Dentrix Dental Systems, Inc. ("Dentrix"). Does not include the grant of options to purchase 42,300 shares of Common Stock under the Company's 1994 Stock Option Plan that was made to Mr. Gibson upon the commencement of his employment under the terms of his employment agreement with the Company.

(2) The 1997 amounts shown in this column represent (i) profit sharing contributions made by the Company on each executive's behalf of $6,400,
     (ii) ESOP contributions of $4,800 made by the Company on behalf of Mr. Bergman, Mr. Breslawski, Mr. Paladino and Mr. Mlotek, and (iii) excess life insurance premiums and SERP contributions of $723 and $25,134 for Mr. Bergman, $408 and $9,548 for Mr. Breslawski, $408 and $5,124 for Mr. Paladino, and $408 and $5,124 for Mr. Mlotek, and excess life insurance premiums of $214 for Mr. Haber. The 1998 amounts shown in this column represent (i) profit sharing contributions made by the Company of $2,511 for Mr. Bergman, $1,442 for Mr. Breslawski, $1,154 for Mr. Paladino, $1,151 for Mr. Mlotek and $320 for Mr. Haber,(ii) matching contributions under The Company's 401(k) plan of $3,515 for Mr. Bergman, $1,730 for Mr. Breslawski, $1,615 for Mr. Paladino, $1,408 for Mr. Mlotek and $2,668 for Mr. Haber,
     (iii) ESOP contributions of $4,227 for Mr. Bergman, $2,236 for Mr. Breslawski, $1,942 for Mr. Paladino, $1,914 for Mr. Motek and $2,032 for Mr. Haber, and (iv) excess life insurance premiums and

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


     SERP contributions of $696 and $27,729 for Mr. Bergman, $478 and $15,264 for Mr. Breslawski, $478 and $12,788 for Mr. Paladino, $479 and $12,236 for Mr. Mlotek and $816 and $21,280 for Mr. Haber. The 1999 amounts shown in this column represent (i) matching contributions under The Company's 401(k) plan of $10,000 for Mr. Bergman, $5,800 for Mr. Breslawski, $4,957 for Mr. Paladino, $4,957 for Mr. Mlotek and $8,141 for Mr. Haber (40% of all matching contributions are required to be invested in the plan's Common Stock fund, and (iii) excess life insurance premiums and SERP contributions of $528 and $29,133 for Mr. Bergman, $608 and $13,670 for Mr. Breslawski, $371 and $13,453 for Mr. Paladino, $371 and $13,453 for Mr. Mlotek and $497and $13,957 for Mr. Haber.

(3) Represents compensation received by Mr. Haber after he became an executive officer in August 1997 in connection with the Company's acquisition of Micro Bio-Medics, Inc. ("MBM"). Does not include an aggregate of $3,000,000 that was payable to Mr. Haber over a five-year period in respect of the termination of his prior employment agreement with MBM, or the grant of options to purchase 42,928 shares of Common Stock under the Company's 1994 Stock Option Plan and the grant of shares of restricted Common Stock with an aggregate fair market value of $1,000,000 on the date of grant that were made to Mr. Haber upon the commencement of his employment with the Company under the terms of his employment agreement with the Company. Upon Mr. Haber's resignation of his employment on September 9, 1999, the outstanding balance of the $3,000,000 was paid to him and all such options and shares of restricted stock became fully vested. To the extent not previously exercised, all such options will terminate on September 9, 2000. Pursuant to the merger agreement with MBM, all options to purchase shares of MBM common stock outstanding on the merger date (including Mr. Haber's) were converted into options to purchase shares of Common Stock, and such converted options held by Mr. Haber were unaffected by his resignation.

Option Grants In Fiscal 1999

The following table sets forth information with respect to the options granted during fiscal 1999 under the Company's 1994 Stock Option Plan to each of the Named Executive Officers other than Mr. Haber and their potential value at the end of the option terms assuming certain levels of appreciation of the Common Stock. On April 6, 1999, Mr. Haber received options to purchase 9,400 shares of Common Stock under the Company's 1994 Stock Option Plan (0.66% of the total options granted to employees in fiscal 1999) at an exercise price of $21.50 per share. As a result of his resignation, those options vested on September 9, 1999 will expire on September 9, 2000.



                                                                                          Potential Realizable
                                                                                             Value at Assumed
                                                                                             Annual Rates of
                                   Number of    Percent of                                Stock Price Appreciation
                                   Securities   Total Options  Exercise                            for
                                   Underlying   Granted to        or                          Option Term(3)
                                   Options      Employees In   Base Price  Expiration    --------------------------
       Name                        Granted      Fiscal Year    ($/Share)      Date          5%($)     10%($)
       ----                        -------      -----------    ---------      ----          -----     ------
Stanley M. Bergman................    --            --            --           --            --          --

James P. Breslawski............... 13,000(1)       0.93%       21.5000      04/06/09       175,776    445,451
                                   15,500(2)       1.11%       11.8125      12/15/09       115,146    291,804
Larry M. Gibson................... 11,000(1)       0.79%       21.5000      04/06/09       148,733    376,920
                                   15,000(2)       1.07%       11.8125      12/15/09       111,432    282,391
Steven Paladino................... 22,500(1)       1.61%       21.5000      04/06/09       304,227    770,973
                                   24,000(2)       1.72%       11.8125      12/15/09       178,292    451,825
Mark E. Mlotek.................... 14,000(1)       1.00%       21.5000      04/06/09       189,297    479,716
                                   16,500(2)       1.18%       11.8125      12/15/09       122,575    310,630

---------

(1) Each of these options was granted on April 6, 1999 and becomes exercisable as to one-third of the shares subject to such options on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain circumstances.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(2) Each of these options was granted on December 15, 1999 and becomes exercisable as to one-third of the shares subject to such options on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain circumstances. These grants were made in December 1999, but are intended to constitute each officer's stock option grant for the year 2000.

(3) The dollar amounts under these columns are the result of calculations at the hypothetical annual rates of stock price appreciation of 5% and 10% set by the Securities and Exchange Commission for disclosure purposes and are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

Aggregated Fiscal 1999 Year-End Option Values

The following table summarizes the number of all shares subject to options held by the Named Executive Officers at the end of fiscal 1999, and their value at that date if they were in-the-money. No stock options were exercised in fiscal 1999.


                                                                                         Value of Unexercised
                                          Number of Securities                 In-The-Money Options at 12/25/99(1)
                                         Underlying Unexercised                 -----------------------------------
                                           Options at 12/25/99                  Exercisable             Unexercisable
                                           -------------------                  -----------             -------------
Name                                Exercisable (#)    Unexercisable (#)    Shares(#)    Total($)     Shares(#)  Total($)
----                                ---------------    -----------------    ---------    --------     ---------  --------
Stanley M. Bergman...............          --                  --              --           --           --         --

James P. Breslawski..............       15,834              45,166            15,834         0         45,166        0

Larry M. Gibson..................       31,700              47,100            31,700         0         47,100        0

Steven Paladino..................       69,533              62,167            69,533       196,094     62,167        0

Mark E. Mlotek...................       43,134              42,166            43,134       130,729     42,166        0

Bruce J. Haber...................      436,270                 --            436,270       790,668        --         0

---------
 (1) Represents the difference between the aggregate exercise prices of such options and the aggregate fair market value of the shares issuable upon exercise.

Employment and Other Agreements

The Company and Stanley M. Bergman entered into an employment agreement, dated as of January 1, 2000 (the "Employment Agreement"), providing for his continued employment as Chairman of the Board, President and Chief Executive Officer until December 31, 2002. The Employment Agreement provides Mr. Bergman with a base salary of $585,050 for 2000. In addition, the Employment Agreement provides for incentive compensation to be determined by the Compensation Committee of the Board of Directors (or, if there is no Compensation Committee, the Board of Directors). The Compensation Committee awarded incentive compensation of $87,048 to Mr. Bergman for 1999. The Employment Agreement also provides that Mr. Bergman will continue to participate in all benefit, welfare and perquisite plans, policies and programs generally available to either the Company's employees or the Company's senior executive officers. The Company provides Mr. Bergman with the use of an automobile and expenses related thereto, and other miscellaneous benefits. If Mr. Bergman's employment with the Company is terminated by the Company without cause or is terminated by Mr. Bergman following a material breach by the Company of the Employment Agreement which is not cured during the requisite period for cure of such breach, Mr. Bergman will receive all amounts then owed to him as salary and deferred compensation and any benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company. In addition, Mr. Bergman will receive, as severance pay, 200% of his then annual base salary plus 200% of Mr. Bergman"s average annual incentive compensation paid or payable with respect to the immediately preceding three fiscal years and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each pension plan maintained by the Company, in each case assuming the Company would have continued contributions until the natural expiration of the Employment Agreement, less Mr. Bergman's vested account balance or accrued benefits under each pension plan. If Mr. Bergman resigns within one year following a change in control of the Company, Mr. Bergman will receive, as severance pay, 300% of his then annual base salary plus 300% of Mr. Bergman"s maximum incentive compensation opportunity with respect to the year in which such termination occurs and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each pension plan maintained by the Company, in each case assuming the Company would have continued contributions until the natural expiration of the Employment Agreement, less Mr. Bergman"s vested account balance or accrued benefits under each pension plan. If the payments described in the preceding sentence are subject to the excise tax imposed by Internal Revenue Code Section 4999, the Company will pay Mr. Bergman an additional amount such that the amount retained by him, after reduction for such excise tax, equals the amounts described in the preceding sentence prior to imposition of the excise tax. Unless the Employment Agreement is terminated for cause or pursuant to Mr. Bergman's voluntary resignation, the Company will continue the participation of Mr. Bergman and his family in the health and medical plans, policies and programs in effect with respect to senior executive officers of the Company and their families. Coverage for Mr. Bergman and his spouse will continue from the end of Mr. Bergman's employment until their respective deaths, and coverage for his children will continue until their attainment of the age of twenty-one.

In September 1994, the Company, and Marvin Schein, a director and principal stockholder of the Company, amended and restated the terms of a consulting agreement (the "Consulting Agreement"), providing for Mr. Schein's consulting services to the Company with respect to the marketing of dental supplies and equipment, from time to time. The Consulting Agreement initially provided for compensation of $283,200 per year, increasing $25,000 every fifth year beginning in 2003. The Consulting Agreement also provides that Mr. Schein will participate in all benefit, compensation, welfare and perquisite plans, policies and programs generally available to either the Company's employees or the Company's senior executive officers, excluding the Stock Option Plan, that Mr. Schein's spouse, and his children until they attain the age of 21, will be covered by the Company's health plan, and that the Company will provide Mr. Schein with the use of an automobile and expenses related thereto. The original Consulting Agreement was entered into as part of a recapitalization of the Company's predecessor in 1982 among Mr. Schein and its other stockholders, and to secure for the Company the consulting services of Mr. Schein, who had served the Company in various executive capacities for more than twenty years.

Mr. Haber resigned his employment with the Company on September 9, 1999. Pursuant to his former employment agreement with the Company, Mr. Haber is entitled to receive an amount equal to his base salary ($432,000 per annum) for the remainder of his original five year term of employment, subject to limited set-offs, and to continued receipt by him, his wife and his dependent children in all health and medical benefits provided by the Company to its senior executive officers generally (or the equivalent) through September 9, 2000. Mr. Haber also received a prorated amount in lieu of bonus of $137,534.

The Company has entered into agreements with the Named Executive Officers, other than Mr. Bergman and Mr. Haber, which provide that upon a change in control of the Company, the Company will pay the executive an amount equal to the amount paid per share for Company Common Stock in any transaction triggering the change in control (not to exceed $40) multiplied by factor (ranging from 45,000 to 100,0000). The foregoing provision expires on June 30, 2001. The agreements also provide that if the executive's employment is terminated by the Company without cause or by the executive for good reason following a change in control of the Company, the Company will pay to the executive severance pay equal to 300% of the sum of the executive"s then base salary and target bonus. In the event any payments to the executive become subject to the excise tax imposed by Internal Revenue Service Section 4999, the Company will pay the executive an additional amount such that the amount retained by the executive after reduction for such excise tax equals the amount to be paid to the executive prior to imposition of the excise tax.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee, the members of which also serve as the Stock Option Committee under the Company's 1994 Stock Option Plan, has responsibility for the philosophy, competitive strategy, design, and administration of the Company"s compensation program for its executive officers (including the Named Executive Officers). The Compensation Committee seeks to ensure that the executive officer compensation program is competitive in level and structure with the programs of comparably-sized businesses and that it is supportive of the Company"s financial and operating objectives and aligned with the financial interests of the Company"s stockholders. The Company and the Compensation Committee have retained the services of an independent executive compensation consulting firm for advice regarding the competitive structure and administration of its executive officer compensation program.

Philosophy and Program Components

The Company"s executive officer compensation program is structured to enable the Company to attract and retain the caliber of officers needed to ensure the Company"s continued growth and profitability and to competitively compensate them based on their and the Company"s performance and on the longer-term value they create for the Company"s stockholders. The components of the officer compensation program consist of base salary, annual bonuses paid under the Company"s annual Performance Incentive Plan, and periodic grants of stock options.

The Company measures the competitiveness of its compensation program relative to the practices of other companies with annual revenues comparable to those of the Company. The Committee has adopted a philosophy which would seek to set salaries so as to be competitive within the 25th to 75th percentiles of practices at companies with annual revenues comparable to those of the Company. The philosophy also aims to structure annual Performance Incentive Plan award opportunities so that an officer"s salary plus annual bonus will fall within the 25th to 75th percentiles of competitive practices, depending on the Company"s achievement of annual financial performance targets established by the Committee at the start of the year, and the achievements of the individual officer, evaluated against pre-established goals and objectives. Similarly, stock option grants are made with reference to competitive option granting practices for companies of comparable revenue size.

Pearl Meyer & Partners, Inc., an independent executive compensation consulting firm, was retained to evaluate the Company"s change in control arrangements for the Company"s senior executives, other than the Chief Executive Officer. Pearl Meyer & Partners concluded that changes were advisable and made certain recommendations to the Committee. Working with Pearl Meyer & Partners, the Committee developed proposed change in control arrangements which the Board of Directors considered and adopted in 1999. See "Compensation of Executive Officers --Employment and other Agreements" for a description of those arrangements.

Base Salary

The Company annually reviews officer salaries and makes adjustments as warranted based on competitive practices and the individual's performance. Salary increases are generally approved during the first quarter of the calendar year retroactive to January 1 of the year. Mr. Gibson and Mr. Haber who resigned his employment prior to the end of the fiscal year had an employment agreement with the Company which provided for an initial base salary and certain cost of living and discretionary salary increases. The 1999 annual salaries of the Named Executive Officers, excluding Mr. Bergman, the Company"s Chief Executive Officer, and Mr. Haber, were increased by an average of 4.4% over annualized 1998 levels. The Committee was advised by its consultant that such officers" average 1999 salaries approximated the 50th percentile of competitive practices. Mr. Bergman"s 1999 salary was increased pursuant to the terms of his prior employment agreement and approximated the 25th percentile of competitive practice.

Annual Incentive Compensation

Annual incentive compensation for each of the Company's executive officers other than Mr. Bergman for each year is paid under the Company"s Performance Incentive Plan for such year ("PIP"), each of which is designed to reward the achievement of pre-established corporate, business unit and individual performance goals so as to compensate the Company"s senior officers for both their individual performance and team financial results. At the beginning of each year, the Chief Executive Officer determines which officers will participate in the PIP for that year and such officers are notified of their participation. The Chief Executive Officer determines that year"s PIP performance goals for those officers who report directly to him and determines goals for other participants in consultation with their supervisors. The performance goals are reviewed at mid-year to ensure their continued relevance.

During the first quarter of the subsequent year, the Chief Executive Officer reviews the relevant financial, operating and personal performance achievements of the Company, its business units, and the participating officers against the PIP performance goals that had been established, and submits proposed PIP awards for the participating officers to the Compensation Committee, which must approve such awards. PIP awards for 1999 performance for the Named Executive Officers other than Mr. Bergman and Mr. Haber were based on (1) the

Company's 1999 earnings per share measured against pre-established standards,
(2) achievement of financial goals in their respective areas of responsibility, and (3) achievement of individual objectives. Mr. Gibson's employment agreement provides for a minimum incentive compensation award, subject to satisfaction of his PIP performance goals. As a result of his resignation, Mr. Haber's 1999 bonus amount was determined in accordance with his employment agreement, by pro rating his 1998 incentive compensation award for the portion of 1999 for which he served.

PIP payments for 1999 for the Four Named Executive Officers other than Mr. Bergman and Mr. Haber ranged from 14% to 80% of salary and averaged 34%. The Committee's compensation consultant has advised that the average 1999 salary plus 1999 bonus for these four executive officers approximated the 25th percentile of annual cash compensation at companies with of comparable annual revenues.

Stock Options

The Company and the Compensation Committee believe that stock options directly align the long-term financial interest of the Company"s officers and stockholders and intend to make grants on an annual basis. The Committee"s compensation consultant provides it with competitive option granting guidelines, reflecting option granting practices at companies with comparable annual revenues, which are used in determining the size of the Company"s stock option grants. On December 15, 1999, the Committee granted options to purchase an aggregate of approximately 760,000 shares, including the following options granted to the Named Executive Officers serving on that date, for the year 2000 at an exercise price of $11.8125 per share: Mr. Breslawski, 15,500 shares, Mr. Gibson, 15,000 shares, Mr. Paladino 24,000 shares, and Mr. Mlotek 16,500 shares. The option grants shown in the table on page 9 under the caption "Option Grants in Fiscal 1999" represent options granted in both March 1999 and December 1999.

The Chief Executive Officer

Mr. Bergman"s 1999 salary of $559,050 was set in accordance with the terms of his prior employment contract and was 2.8% higher than his 1998 salary. The contract also provided that Mr. Bergman"s bonus be within a specified range based on the Company"s performance as determined by the Committee. The Committee awarded Mr. Bergman an annual bonus of $87,048.00 with respect to 1999 performance. In making its bonus determination, the Committee evaluated the Company"s 1999 earnings per share measured in relation to pre-established performance standards and the average bonuses earned by the Corporation"s executive officers (including the Named Executive Officers) in relation to their target bonus opportunities. In anticipation of the expiration of the Chief Executive Officer"s employment agreement with the Company on December 31, 1999, the Committee developed a proposed agreement for Mr. Bergman"s continued employment as Chief Executive Officer. This contract was considered and approved by the Board of Directors in 1999. See "Compensation of Executive Officers --Employment and other Agreements" for a description of that contract.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to any of the Named Executive Officers, unless such compensation is performance-based and paid pursuant to criteria approved by the stockholders. Since the 1999 compensation paid to each of the Named Executive Officers does not exceed $1 million, all of these payments will be tax deductible by the Company. The Committee will continue to consider 162(M) in making its compensation decisions so as to ensure the deductibility of future compensation paid to Named Executive Officers.

                           THE COMPENSATION COMMITTEE

                                Barry J. Alperin
                                 Donald J. Kabat

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's executive officers and directors are required under the Exchange Act to file reports of ownership of Common Stock of the Company with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 1999 the executive officers and directors of the Company timely complied with all applicable filing requirements, except that the Company, which had undertaken the filing of each director's (excluding Marvin Schein) and executive officer's Annual Statement of Beneficial Ownership on Form 5 on his or her behalf, filed such Annual Reports late.

Stock Performance Graph

The graph below compares the cumulative total stockholder return on $100 invested on November 3, 1995, the date of the initial public offering of the Common Stock, through the end of the Company's 1999 fiscal year with the cumulative total return on $100 invested for the same period in the Nasdaq Stock Market (U.S. Companies) Composite Index and a group of five distribution companies selected by the Company as appropriate for this purpose after discussions with a number of investment analysts who follow the Common Stock and are familiar with the Company's business (the "Peer Group Index"). There were originally eleven companies in the Peer Group Index, but only five companies continue to be publicly traded. The remaining companies in the Peer Group Index are Owens & Minor, Inc., Patterson Dental Company, PSS World Medical Inc., Systemax, Inc. and U.S Office Products, Co.

                                  [LINE GRAPH]


                      November 3,  December 30,  December 28,  December 27,  December 26,  December 25,
                         1995          1995           1996         1997         1998          1999
                         ----          ----           ----         ----         ----          ----
Henry Schein, Inc.      100.00       129.67         151.65        147.80        176.37       47.53
Peer Group Index        100.00       113.74         118.61        101.43        132.29       86.64
NASDAQ Market Index     100.00       101.13         125.67        153.73        216.82      382.41

                                   PROPOSAL 2
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has selected BDO Seidman, LLP as independent auditors for the Company for the year ending December 30, 2000, subject to ratification of such selection by the stockholders at the Annual Meeting. If the stockholders do not ratify the selection of BDO Seidman, LLP, another firm of independent public accountants will be selected by the Board of Directors. Representatives of BDO Seidman, LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders in attendance.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 30, 1999.

                       VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.

The Board of Directors knows of no other matter that may be brought before the meeting that requires submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning May 16, 1999 at the Company's headquarters located at 135 Duryea Road, Melville, New York 11747.

                              STOCKHOLDER PROPOSALS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2001 Annual Meeting included in the Company's proxy statement must submit such proposal at the principal offices of the Company not later than December 27, 2000. It is suggested that any such proposals be submitted by certified mail, return receipt requested. Under the Company's Amended and Restated Certificate of Incorporation, as amended, a stockholder proposal not included in the Company's proxy statement may not be brought before the 2001 Annual Meeting unless notice and a full description of such proposal (including all information that would be required in connection with such proposal under the SEC's proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the 2001 Annual Meeting is delivered in person or mailed to the Company and received by it not later than April 16, 2001; provided, however, that such notice need not be received more than 75 days prior to the date of the 2001 Annual Meeting. Under the SEC's proxy rules, proxies solicited by the Board of Directors for the 2001 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any shareholder proposal not included in the Company's proxy statement if the Company does not receive notice of such proposal on or before the deadline set forth in the preceding sentence.


                                BY ORDER OF THE BOARD OF DIRECTORS


                                STANLEY M. BERGMAN
                                Chairman, Chief Executive Officer and President

Melville, New York
April 26, 2000

--------------------------------------------------------------------------------
PROXY

                               HENRY SCHEIN, INC.
                    135 Duryea Road, Melville, New York 11747

           This Proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 26, 2000, hereby appoints Stanley M. Bergman and Mark E. Mlotek as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of Henry Schein, Inc. held of record by the undersigned on April 12, 2000, at the Annual Meeting of Stockholders to be held at 4:00 p.m. on Wednesday, May 31, 2000 at the Huntington Hilton, 598 Broadhollow Road, Melville, New York and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

               HENRY SCHEIN, INC.'S BOARD OF DIRECTORS RECOMMENDS
                      A VOTE "FOR" THE FOLLOWING PROPOSALS

1. PROPOSAL TO ELECT ELEVEN DIRECTORS FOR TERMS EXPIRING AT THE 2001 ANNUAL MEETING.

/ / FOR all nominees listed below           / / WITHHOLD AUTHORITY
    (except as marked to the contrary)          to vote for all nominees
                                                listed below

Stanley M. Bergman, James P. Breslawski, Gerald A. Benjamin, Leonard A. David, Mark E. Mlotek, Steven Paladino, Barry J. Alperin, Pamela Joseph, Donald J. Kabat, Marvin H. Schein and Irving Shafran

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.
--------------------------------------------------------------------------------

                               (See reverse side)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 30, 2000

              / / FOR     / / AGAINST    / / ABSTAIN


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.


                    Please sign exactly as names appear on this Proxy. Where shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by an authorized person.

                    Dated:_____________________________

                    (Signature)________________________

                    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------